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                                                                    EXHIBIT 99.1

         [LETTERHEAD OF CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.]


                                                           FOR IMMEDIATE RELEASE

                  CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.
                          ANNOUNCES PRICING TERMS FOR
                        DEBT OFFERING BY ITS SUBSIDIARY


     New York, New York (January 28, 1997) Cellular Communications of Puerto Rico, Inc. (Nasdaq: CCPR) (the "Company") announced today the pricing terms of the private placement of Senior Subordinated Notes due 2007 (the "Notes") by its wholly-owned operating subsidiary, CCPR Services, Inc. ("Services"). The coupon on the Notes will be 10% and Services expects to raise gross proceeds of approximately $200 million.

     The Company and Services expect to complete the sale of the Notes and the corporate restructuring announced earlier by the Company on or about January 31,1997.

     As previously announced by the Company, the name of the new holding company that will be formed in the corporate restructuring will be "CoreComm Incorporated". On the completion date each share of the Company's common stock will automatically become a share of CoreComm common stock on a one for one basis. The CoreComm common stock will have the same rights and powers as the Company common stock. It is anticipated that on February 3, 1997 CoreComm will commence trading on the Nasdaq National Market under the ticker symbol "COMM".

     The restructured companies intend to pursue business opportunities both inside and outside of Puerto Rico and the U.S. Virgin Islands.

     When sold, the Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and to a limited number of institutional "accredited investors" that make certain representations and agreements and outside the United States in accordance with Regulation S under the Securities Act.


                              *****

     For further information contact: Stanton N. Williams, Director-Corporate
     -------------------------------
Development or Richard J. Lubasch, Senior Vice President-General Counsel, at
(212)355-3466.